Exhibit 99.2

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2015, and the consolidated statements of operations and accumulated deficits, change in net debt and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibilities for the Consolidated Financial Statements

The Government of Nova Scotia is responsible for the preparation and fair representation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles for the public sector and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2015, and its consolidated financial performance and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Michael A. Pickup, CPA, CA

Auditor General of Nova Scotia

July 23, 2015

Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca

Intentionally Left Blank

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2015

($ thousands)

	2015	2014
		(as restated)
Financial Assets
Cash and Short-Term Investments	605,283	645,206
Accounts Receivable	777,431	769,169
Inventories for Resale	7,203	8,403
Loans Receivable (Schedule 3)	2,372,800	2,134,742
Investments (Schedule 3)	123,494	148,724
Investment in Government Business Enterprises (Schedule 6)	158,587	141,440
Assets Held for Sale (Note 4)	—	2,507

	4,044,798	3,850,191

Liabilities
Bank Advances and Short-Term Borrowings	549,908	539,565
Accounts Payable and Accrued Liabilities	1,931,645	2,030,107
Deferred Revenue (Note 5)	231,288	230,900
Accrued Interest	215,820	209,736
Unmatured Debt (Schedules 4 and 5)	13,434,240	12,991,397
Unamortized Foreign Exchange Translation Gains and
Losses, Premiums and Discounts	136,207	149,928
Federal Equalization Repayable Loan (Note 6)	12,032	24,064
Pension, Retirement and Other Obligations (Note 7)	2,564,273	2,436,241

	19,075,413	18,611,938

Net Debt	(15,030,615)	(14,761,747)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,686,606	5,563,901
Inventories of Supplies	55,843	54,763
Prepaid Expenses	15,238	13,848

	5,757,687	5,632,512

Accumulated Deficits	(9,272,928)	(9,129,235)

Accounting Changes (Note 2)
Restricted Assets (Note 3)
Contingencies and Contractual Obligations (Note 12)
Trust Funds under Administration (Note 14)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 2 Province of Nova Scotia Consolidated Statement of Operations and Accumulated Deficits For the fiscal year ended March 31, 2015 ($ thousands)

	Adjusted Estimate 2015	Actual 2015	Actual 2014
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,124,405	5,242,938	4,791,787
Other Provincial Revenue	1,387,748	1,463,301	1,322,979
Net Income from Government Business Enterprises (Schedule 6)	340,391	351,395	351,257
Investment Income	187,297	197,670	202,124

	7,039,841	7,255,304	6,668,147
Federal Sources	3,367,398	3,379,923	3,392,055

Total Revenue	10,407,239	10,635,227	10,060,202

Expenses (Schedule 2)
Agriculture	63,997	75,546	65,498
Communities, Culture and Heritage	63,915	59,572	59,750
Community Services	1,020,924	1,047,153	1,004,269
Economic and Rural Development and Tourism	188,658	220,802	187,032
Education and Early Childhood Development	1,525,720	1,563,948	1,495,259
Energy	33,783	32,898	31,513
Environment	73,275	74,248	72,189
Finance and Treasury Board	15,465	12,496	13,048
Fisheries and Aquaculture	9,922	9,790	9,398
Health and Wellness	4,265,913	4,313,155	4,213,490
Internal Services	113,100	152,875	126,719
Justice	323,775	322,730	302,677
Labour and Advanced Education	399,403	399,323	416,266
Assistance to Universities	372,941	370,721	336,749
Municipal Affairs	165,484	152,143	186,221
Natural Resources	94,275	92,574	86,724
Public Service	222,063	209,295	210,031
Seniors	1,862	1,424	1,813
Transportation and Infrastructure Renewal	401,653	421,332	393,348
Restructuring Costs	227,251	138,683	148,721
Pension Valuation Adjustment (Note 7)	90,505	78,370	388,160
Refundable Tax Credits	115,566	133,980	101,983
Debt Servicing Costs (Note 8)	896,745	895,862	886,195

Total Expenses (Note 9)	10,686,195	10,778,920	10,737,053

Provincial Deficit	(278,956)	(143,693)	(676,851)

Accumulated Deficits, Beginning of Year
As Previously Reported		(9,149,164)	(8,470,273)
Accounting Changes (Note 2)		19,929	17,889

As Restated		(9,129,235)	(8,452,384)

Accumulated Deficits, End of Year		(9,272,928)	(9,129,235)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2015

($ thousands)

	Adjusted Estimate 2015	Actual 2015	Actual 2014
			(as restated)
Net Debt, Beginning of Year	(14,761,747)	(14,761,747)	(13,942,372)
Changes in the Year
Provincial Deficit	(278,956)	(143,693)	(676,851)
Acquisitions and Transfers of Tangible Capital Assets	(534,995)	(542,239)	(545,850)
Amortization of Tangible Capital Assets	418,091	410,637	397,756
Disposals of Tangible Capital Assets	—	8,897	2,264
Acquisitions of Inventories of Supplies	—	(1,080)	(2,282)
Use (Acquisitions) of Prepaid Expenses	—	(1,390)	5,588

Total Changes in the Year	(395,860)	(268,868)	(819,375)

Net Debt, End of Year	(15,157,607)	(15,030,615)	(14,761,747)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Statement 4 Province of Nova Scotia Consolidated Statement of Cash Flow For the fiscal year ended March 31, 2015 ($ thousands)

	2015	2014
		(as restated)

Operating Transactions
Provincial Deficit	(143,693)	(676,851)
Sinking Fund and Public Debt Management Fund Earnings	(103,892)	(111,470)
Amortization of Premiums and Discounts on Unmatured Debt	(863)	(2,595)
Amortization of Tangible Capital Assets	410,637	397,756
Net Income from Government Business Enterprises	(351,395)	(351,257)
Profit Distributions from Government Business Enterprises	334,248	321,974
Gain on Disposal of Tangible Capital Assets	(2,706)	(2,955)
Net Change in Other Items (Note 10)	39,360	752,428

	181,696	327,030

Investing Transactions
Repayment of Loans	350,183	317,383
Advances and Investing	(590,482)	(439,843)
Write-offs	27,471	10,953

	(212,828)	(111,507)

Capital Transactions
Acquisition of Tangible Capital Assets	(542,239)	(545,850)
Proceeds from Disposal of Tangible Capital Assets	11,603	5,219

	(530,636)	(540,631)

Financing Transactions
Debentures Issued	1,186,667	964,771
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,033)
Foreign Exchange Amortization	(19,233)	(17,172)
Sinking Fund Withdrawals (Installments)	(40,807)	274,551
Repayment of Debentures and Other Long-Term Obligations	(592,750)	(1,014,005)

	521,845	196,112

Cash Inflows (Outflows)	(39,923)	(128,996)
Cash Position, Beginning of Year	645,206	774,202

Cash Position, End of Year	605,283	645,206

Cash Position Represented by:
Cash and Short-Term Investments	605,283	645,206

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

1. Financial Reporting and Accounting Policies

The Province’s financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP) for the public sector, which are represented by the Public Sector Accounting Standards (PSAS) of the Public Sector Accounting Board (PSAB) of the Chartered Professional Accountants of Canada (CPA Canada), supplemented where appropriate by other accounting standards of CPA Canada and the International Federation of Accountants.

The consolidated financial statements are prepared using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the Province are excluded from the GRE and are disclosed in Note 14 for information purposes only.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are included under Investment in GBEs on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership.

Where significant, the government’s interest in partnerships is accounted for using the proportionate consolidation method.

A GU is a government organization that is not a GBE or a GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, government not-for-profit organizations, and service organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

1. Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Tax and Petroleum Royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum Royalties may be reduced by a portion of estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue when the funds are used as intended.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 0.79 per cent at year-end.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

1. Financial Reporting and Accounting Policies (continued)

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 0.93 per cent.

A Liability for Contaminated Sites is recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amount can be made. The liability is measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. Contaminated sites are a result of any chemical, organic, radioactive material or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds (including Public Debt Management Funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective, and it is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item. Effectiveness requires a high correlation of changes in fair values or cash flows. To ensure hedge effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

1. Financial Reporting and Accounting Policies (continued)

Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely to occur or fail to occur, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt represents the total liabilities of the Province less its financial assets. Net debt is the accumulation of current and past annual surpluses and deficits and net investments in non- financial assets.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

1. Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, liabilities for contaminated sites, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the liabilities for contaminated sites because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans.

Uncertainty related to Income and Sales Taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

2. Accounting Changes

An accounting change was made during the year that has the following impact:

($ thousands)	2015		2014
	Net Debt April 1, 2014	Accumulated Deficits April 1, 2014	Provincial Deficit	Net Debt April 1, 2013	Accumulated Deficits April 1, 2013
CDHA Correction of
Prior Period Error	—	19,929	2,040	—	17,889

Capital District Health Authority (CDHA) determined that in 2004 a building was erroneously capitalized with a service life of 10 years instead of 50 years. As a consequence, accumulated depreciation and depreciation expense for the years ended March 31, 2004 through 2014 were overstated. The service life of the asset together with the effects of accumulated depreciation were corrected retroactively by way of a prior period adjustment in the current year. As a result, the opening accumulated deficits in 2014 decreased by $17.9 million, amortization expense decreased by $2.0 million, and the provincial deficit decreased by $2.0 million. The current year impact was a decrease of $19.9 million to opening accumulated deficits and a corresponding increase in the net book value of tangible capital assets with no impact to net debt in the current or prior years.

The Province adopted a new public sector accounting standard, PS 3260 – Liability for Contaminated Sites, effective April 1, 2014 as directed by PSAB. The standard establishes how to account for and report a liability associated with the remediation of contaminated sites. Application of this standard relates to sites that are not in productive use and sites in productive use where an unexpected event resulted in contamination. Due to previously existing liability recognition policies, adoption of this new standard did not result in a change to the Province’s results in prior years. Specific disclosures are provided in Note 11, Contaminated Sites.

3. Restricted Assets

As at March 31, 2015, assets of $59.5 million (2014 – $57.0 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $4.6 million (2014 – $6.3 million), comprised of: $2.6 million (2014 – $2.6 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $1.2 million (2014 – $1.4 million) for endowment and scholarship funds, and $0.8 million (2014 – $2.3 million) for various other purposes.

Restricted investments totaled $54.9 million (2014 – $50.7 million), comprised of: $33.5 million (2014 – $31.3 million) for CDHA’s Centre for Clinical Research, $9.8 million (2014 – $9.5 million) for other CDHA purposes, $9.0 million (2014 – $7.4 million) for endowment funds, and $2.6 million (2014 – $2.5 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

4. Assets Held for Sale

On December 10, 2012 (the “Acquisition Date”), the Province purchased 100 per cent of the outstanding shares of Bowater Mersey Paper Company (Bowater), along with its wholly owned subsidiary, Brooklyn Power Corporation (BPC), for cash consideration of one dollar plus acquisition costs of $1.3 million. The Province gained control of the entity with the full intention to manage the orderly wind-up of Bowater’s operations. Effective December 11, 2012, Bowater’s name was changed to Renova Scotia Bioenergy Inc. (Renova).

The net assets acquired on the Acquisition Date included total assets of $149.5 million and total liabilities assumed of $148.2 million. Since the Acquisition Date, Renova has disposed of all assets held for sale under the agreements and plans in place at the Acquisition Date including the sale of BPC and physical assets to third parties. Renova’s interest in real property was transferred to Harbourside Commercial Park Inc. during the year.

At March 31, 2015, there were no assets classified as held for sale (2014 – $2.5 million). The wind-up of Renova is expected to be completed during the next fiscal year.

5. Deferred Revenue

The following balances are classified as deferred revenue:

($ thousands)	2015	2014
Housing Nova Scotia - Social Housing Agreement	57,824	64,850
Provincial-Territorial Base Funding Agreement -
Infrastructure and Highways	43,964	36,200
Capital District Health Authority - Capital and Research Funds	43,723	41,196
Izaak Walton Killam Health Centre - Capital and Research Funds	23,279	23,567
Resource Recovery Fund Board Inc. - Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	15,387	14,304
Nova Scotia Community College	11,559	12,410
Seniors Pharmacare	5,458	6,496
Waterfront Development Corporation Limited	3,650	4,070
Halifax Regional School Board	3,648	3,644
Trade Centre Limited	3,103	2,659
Cape Breton District Health Authority	2,036	1,917
Public Archives of Nova Scotia	2,004	1,390
Annapolis Valley Regional School Board	1,942	1,765
Nova Scotia School Insurance Program	1,849	3,503
Nova Scotia Market Development Initiative Fund	1,511	2,738
Hepatitis C Federal Funding	1,000	200
Other Externally Restricted Funds	9,351	9,991

Total Deferred Revenue	231,288	230,900

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

6. Federal Equalization Repayable Loan

The Province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million that commenced in April 2006. As at March 31, 2015, the balance of the loan was $12.0 million (2014 – $24.1 million).

7. Pension, Retirement and Other Obligations

The Province offers a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. The Province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a) Description of Obligations

Pension Benefit Plans

The Province participates in two funded pension plans, the Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

On April 1, 2013, the PSSP transitioned to a joint governance structure where the Minister of Finance transferred responsibility for the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six representing the Province as the employer, six representing the employees, and an independent chairperson. This detailed joint governance framework included in the Financial Measures (2010) Act was implemented by way of the Financial Measures (2012) Act.

Due to the plan amendments in 2014, the Province has no residual liability for the PSSP and therefore does not have an asset or liability associated with the PSSP recorded on its Consolidated Statement of Financial Position. This resulted in an immediate derecognition of the PSSP’s $318.3 million accrued benefit asset, which was recorded as a pension valuation adjustment expense in 2014. The Province’s pension expense for the PSSP is now limited to contributions paid to the PSSP as an employer, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five year cycle. Beginning in 2015, PSSPTI will review the funded health of the plan and implement any required changes as prescribed by the funding policy.

As at December 31, 2014, the PSSP was 104.7 per cent funded. Based on PSSPTI’s review of the PSSP’s funded health as at March 31, 2015, indexing of 0.85 per cent per year was approved for January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The Province’s employer contributions to the PSSP in 2015 were $84.6 million (2014 – $81.7 million).

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

7. Pension, Retirement and Other Obligations (continued)

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Plan to the Teachers’ Pension Plan Trustee Inc. (TPPTI). The TPPTI is the trustee for the plan and is comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union, four nominated by the Province, and one Chair agreed to by both parties. As a result of this transfer, the Province and Union agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in its financial statements. In addition, the Province recognizes one-half of components associated with the net benefit expense (recovery) associated with this plan. As at March 31, 2015, the total accrued benefit liability associated with this plan was $515.9 million (2014 – $436.3 million).

The Province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on July 1, 2014 and extrapolated to December 31, 2014, which indicated a funding surplus of $1,190.1 million. The Province’s employer contributions to this plan in 2015 were $100.4 million (2014 – $99.3 million).

Other Retirement Benefits

The Province sponsors two other retirement benefits: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Post-Employment Benefits

The Province offers two significant post-employment benefits: Long-Term Disability and Self Insured Workers’ Compensation. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Accumulated Sick Leave Benefits

The Province’s Regional School Boards, District Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under Public Sector Accounting Standards, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

7. Pension, Retirement and Other Obligations (continued)

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job responsibilities, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as discount rate, retirement assumptions, future salary increases, mortality tables, etc.

The recording of liabilities for ASLBs in 2015 is based on actuarial valuations that were completed in 2012 and 2014 and extrapolated to March 31, 2015.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

Retirement Obligations of Renova Scotia Bioenergy Inc.

As part of the Province’s acquisition of Renova, described in Note 4, there were unfunded pension liabilities associated with various pension plans and retirement health benefits. The net unfunded liabilities of these plans totaled $112.0 million as at December 10, 2012. Land and other assets were subsequently sold, and the proceeds were used to fund the liabilities. As at March 31, 2015, all liabilities in respect to the defined benefit pension plans have been settled and there are no remaining associated assets or liabilities. The net unfunded liability related to the retirement health benefits plan is $9.0 million and is included in these financial statements.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

7. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Activity During the Year

($ thousands)	Pension Benefits 2015	Other Benefits 2015	Total 2015	Total 2014
Projected Benefit Obligation, Beginning of Year	3,646,973	2,024,882	5,671,855	10,431,991
Current Benefit Cost	67,262	115,809	183,071	174,010
Interest Cost	217,754	81,894	299,648	290,151
Actuarial (Gains) Losses	94,026	(85,386)	8,640	131,819
Benefit Payments	(507,984)	(110,604)	(618,588)	(340,080)
Other	1,288	2,520	3,808	(722)
Plan Amendments	(21,300)	—	(21,300)	(5,015,314)

Projected Benefit Obligation , End of Year	3,498,019	2,029,115	5,527,134	5,671,855

Market Related Value of Plan Assets, Beginning of Year	2,646,564	136,304	2,782,868	7,255,814
Expected Return on Plan Assets	155,755	4,766	160,521	151,442
Actuarial Gains	51,629	324	51,953	83,124
Benefit Payments	(507,984)	(110,604)	(618,588)	(340,080)
Other	493	(513)	(20)	420
Plan Amendments	—	—	—	(4,584,312)
Employer Contributions	85,649	104,053	189,702	170,686
Employee Contributions	43,124	6,814	49,938	45,774

Market Related Value of Plan Assets, End of Year	2,475,230	141,144	2,616,374	2,782,868

Funded Status, End of Year	(1,022,789)	(1,887,971)	(2,910,760)	(2,888,987)
Unamortized Net Actuarial (Gains) Losses	413,659	(1,807)	411,852	515,131
Valuation Allowance	—	(65,365)	(65,365)	(62,385)

Accrued Benefit Liability, End of Year	(609,130)	(1,955,143)	(2,564,273)	(2,436,241)

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

7. Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Long-term inflation rates	2.25%	2.25%	2.25%	2.25%

Expected real rate of return on plan assets:
TPP	4.40%	4.50%
Long-Term Disability Plan			1.22%	1.22%
Rate of compensation increase	2.25% + merit	2.00% to 3.00% + merit	2.25% + merit	2.00% to 3.00% + merit
Discount rates:
TPP	6.75%	6.85%
Long-Term Disability Plan			3.50%	3.50%
Other Plans			4.10%	4.10%

Other assumptions

6.8 per cent annual rate increase in the cost per person of covered healthcare benefits for 2014-15, decreasing to an ultimate rate of 4.5 per cent per annum over 14 years.

6.8 per cent annual rate increase in the cost per person of covered prescription drugs for 2014-15, decreasing to an ultimate rate of 4.5 per cent per annum over 14 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the

Province’s best estimate of performance over the long-term.

(d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4 years to 18 years (weighted-average EARSL is 15 years).

During the year, the weighted average actual rate of return on plan assets was 10.4 per cent (2014 – 12.4 per cent). The total market value of plan assets at March 31, 2015 was $5.1 billion (2014 – $4.8 billion).

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2013 with the exception of certain other retirement benefit plans that were performed on various dates and the post-employment benefit plans that are performed annually at March 31.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

7. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($thousands)	2015			2014
	Pension Benefits	Other Benefits	Total	Total
Current Benefit Cost	67,262	115,809	183,071	174,010
Employee Contributions	(43,643)	(6,828)	(50,471)	(46,295)
Employer Contributions *	41,488	—	41,488	36,998
Plan Amendments	99	(144)	(45)	318,261
Amortization of Net Actuarial Losses	26,456	12,495	38,951	22,923
Other	81	2,697	2,778	359
Increase in Valuation Allowance	—	2,980	2,980	5,910
Interest Cost	217,754	81,894	299,648	290,151
Expected Return on Plan Assets	(155,755)	(4,766)	(160,521)	(151,442)
Employer Contributions to Multi-Employer Plan	184,977	—	184,977	180,938

Net Benefit Plans Expense	338,719	204,137	542,856	831,813

Recorded as:
Fringe Benefits Expense	258,228	67,131	325,359	304,944
Pension Valuation Adjustment	18,492	59,878	78,370	388,160
Net Pension Interest Cost	61,999	77,128	139,127	138,709

Net Benefit Plans Expense	338,719	204,137	542,856	831,813

*	This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

8. Debt Servicing Costs

($ thousands)	2015	2014
CDN$ Denominated Debt	752,758	748,230
Pension, Retirement and Other Obligations	139,127	138,709
Capital Leases	13,075	14,743
Other Debt	12,876	8,257
Premium / Discount Amortization	(863)	(2,734)
Foreign Exchange	(21,111)	(21,010)

Total Debt Servicing Costs	895,862	886,195

Debt servicing costs for the Province’s government business enterprises were $8.3 million (2014 – $12.3 million) for the year ended March 31, 2015.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

9. Expenses by Object

($ thousands)	2015	2014
		(as restated)
Grants and Subsidies	3,633,915	3,513,985
Salaries and Employee Benefits	3,877,692	4,074,028
Operating Goods and Services	1,656,669	1,572,600
Professional Services	301,146	288,880
Amortization	410,637	397,756
Debt Servicing Costs	895,862	886,195
Other	2,999	3,609

Total Expenses by Object	10,778,920	10,737,053

10. Cash Flow — Net Change in Other Items

($ thousands)	2015	2014
Change in Receivables from Government Business Enterprises	(2,112)	(37,161)
Change in Accounts Receivable	(6,150)	114,729
Change in Accounts Payable and Other Short-Term Borrowings	(88,119)	223,146
Change in Inventories for Resale	1,200	3,300
Change in Assets Held for Sale	2,507	28,059
Change in Inventories of Supplies	(1,080)	(2,282)
Change in Prepaid Expenses	(1,390)	5,588
Change in Deferred Revenue	388	(14,439)
Change in Accrued Interest	6,084	(11,814)
Change in Pension, Retirement and Other Obligations	128,032	443,302

Total Net Change in Other Items	39,360	752,428

11. Contaminated Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2015, a total liability for contaminated sites of $138.2 million (2014 – $107.2 million) has been recorded in Accounts Payable and Accrued Liabilities.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean-up. At March 31, 2015, $73.0 million (2014 – $75.6 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

11. Contaminated Sites (continued)

Other remediation liabilities amounting to $65.2 million (2014 – $31.6 million) have also been recognized, and include $51.7 million (2014 – $20.0 million) for the remediation of Boat Harbour in Pictou County. The Province’s estimate for the removal of effluent is based on environmental studies and engineering reports.

The Province has identified various other sites that may contain certain levels of contamination. No liability has been recognized for these sites as it is not known whether the extent of contamination exceeds an environmental standard, and the Province does not have a reasonable basis for measurement. The Province may record a liability if it is determined that contamination at any of these sites exceeds an environmental standard and a reasonable estimate of the related remediation costs can be made.

12. Contingencies and Contractual Obligations

(a)	Contingent Liabilities

Lawsuits

The Province of Nova Scotia is involved in various legal proceedings arising from government activities. These disputes result from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When it is determined that a liability likely exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2015 was $50.4 million (2014 – $48.7 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur and collectability is reasonably assured.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

12. Contingencies and Contractual Obligations (continued)

(c)	Contractual Obligations

As at March 31, 2015, the Province has contractual obligations as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Contractual Obligations
Fiscal Year
2016	642,873	79,024	721,897
2017	562,124	76,197	638,321
2018	533,239	10,331	543,570
2019	512,457	2,176	514,633
2020	372,521	—	372,521
2021 to 2025	1,709,541	—	1,709,541
2026 to 2030	1,783,206	—	1,783,206
2031 to 2035	1,383,369	—	1,383,369
2036 and thereafter	254,057	—	254,057

	7,753,387	167,728	7,921,115

These contractual obligations are comprised of $7,609.4 million from the General Revenue Fund, $144.0 million from the Province’s Governmental Units, and $167.7 million from the Government Business Enterprises. Included are contractual obligations from the Department of Health and Wellness of $3,876.2 million for service agreements with long-term care facilities and $473.4 million for the management of the ground ambulance fleet, $2,475.1 million from the Department of Justice for RCMP policing services, $159.6 million from the Department of Education and Early Childhood Development for P3 School maintenance agreements, $100.6 million from Nova Scotia Business Inc. for projects approved under its various programs, and $129.6 million from Halifax-Dartmouth Bridge Commission for the continued maintenance and capital improvement of the bridges.

Leases

As at March 31, 2015, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)	Governmental Units	Government Business Enterprises	Total Lease Payments
Fiscal Year
2016	71,194	8,800	79,994
2017	60,949	7,246	68,195
2018	45,216	6,950	52,166
2019	36,289	6,819	43,108
2020	28,270	6,534	34,804
2021 to 2025	43,778	31,757	75,535
2026 to 2030	2,549	—	2,549
2031 to 2035	854	—	854

	289,099	68,106	357,205

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

13. Risk Management and the Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2015, the Province has executed 37 interest rate swap contracts to convert certain interest payments from fixed to floating, floating to fixed, and floating to floating. These swaps have terms remaining of 101 days to 14.6 years, a notional principal value of $1.5 billion, and a negative mark to market value of -$8.7 million.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A”, where the minimum rating in the “A” category is “A-“or equivalent.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short-term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having 50 per cent of long-term debt with a maturity of over 15 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Province of Nova Scotia Notes to the Consolidated Financial Statements As at March 31, 2015

13. Risk Management and the Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
		($ thousands)		($ thousands)	($ thousands)
April 16, 2019	UK£	60,000	CDN$	114,387	(2,191)

Total	UK£	60,000	CDN$	114,387	(2,191)

July 21, 2015	US$	750,000	CDN$	771,750	184,608
March 15, 2016	US$	150,000	CDN$	205,725	(11,325)
January 26, 2017	US$	500,000	CDN$	562,470	112,423
February 1, 2019	US$	200,000	CDN$	198,000	60,449
July 1, 2019	US$	200,000	CDN$	199,900	52,041
November 15, 2019	US$	244,000	CDN$	246,318	64,116
March 1, 2020	US$	300,000	CDN$	409,200	(37,435)
May 1, 2021	US$	300,000	CDN$	312,002	75,693
April 1, 2022	US$	300,000	CDN$	379,517	2,154
July 30, 2022	US$	300,000	CDN$	329,310	48,130

Total	US$	3,244,000	CDN$	3,614,192	550,854

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2015. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2015.

14. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2015	2014
Sydney Steel Corporation Superannuation Plan(1) (2)	12	(6)
Nova Scotia Public Service Long Term Disability Plan(1) (3)	145,746	136,954
Nova Scotia Credit Union Deposit Insurance Corporation(3)	24,809	23,057
Public Trustee(1)	55,526	52,508
Miscellaneous Trusts(4)	31,833	31,838

Total Trust Funds Under Administration	257,926	244,351

(1)	Financial statements of these funds are available in Public Accounts, Volume 2.
(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during 2001.
(3)	These represent trusts with December 31 year-ends.
(4)	Miscellaneous trusts include a large number of relatively small funds.

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2015

14. Trust Funds Under Administration (continued)

Other

The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Fund effective April 1, 2006. Under joint trusteeship, the Trustee of the Fund is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. Total net assets available for benefits as at December 31, 2014 were $4.7 billion (2013 – $4.6 billion).

Effective April 1, 2013, the Minister of Finance transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net assets available for benefits as at March 31, 2015 were $5.5 billion (2014 – $5.1 billion).

15. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province of Nova Scotia.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

16. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Schedule 1 Revenue For the fiscal year ended March 31, 2015 ($ thousands)

	2015	2014
Provincial Sources
Tax Revenue
Personal Income Tax	2,334,136	2,130,543
Corporate Income Tax	543,376	407,971
Harmonized Sales Tax	1,749,866	1,620,772
Tobacco Tax	206,255	217,229
Motive Fuel Tax	248,274	246,800
Other Tax Revenue	161,031	168,472

	5,242,938	4,791,787

Other Provincial Revenue
Recoveries	393,983	393,446
Other Revenue from Governmental Units	461,079	475,106
Municipal Contributions to School Boards	241,013	232,597
Petroleum Royalties	33,086	(124,819)
Registry of Motor Vehicles	123,032	120,506
Other Government Charges	62,249	59,996
Miscellaneous	146,105	161,686
Net Gain on Disposal of Crown Assets	2,754	4,461

	1,463,301	1,322,979

Net Income from Government Business Enterprises	351,395	351,257

Investment Income
Interest Revenue	93,778	90,654
Sinking Fund and Public Debt Management Fund Earnings	103,892	111,470

	197,670	202,124

Total Provincial Sources	7,255,304	6,668,147

Federal Sources
Equalization Payments	1,750,653	1,718,183
Canada Health Transfer	860,397	833,130
Canada Social Transfer	334,734	327,322
Recoveries	203,972	262,065
Offshore Accord	64,481	89,461
TCA Cost Shared Revenue	21,950	22,485
Crown Share	14,058	4,577
Other Federal Transfers	129,678	134,832

Total Federal Sources	3,379,923	3,392,055

Total Revenue	10,635,227	10,060,202

Schedule 2

Expenses

For the fiscal year ended March 31, 2015

($ thousands)

	2015	2014
		(as restated)
Agriculture
Department of Agriculture	68,426	56,634
Nova Scotia Crop and Livestock Insurance Commission	2,723	3,502
Nova Scotia Harness Racing Fund	984	1,001
Perennia Food and Agriculture Incorporated	3,413	4,361

	75,546	65,498

Communities, Culture and Heritage
Department of Communities, Culture and Heritage	53,513	53,485
Art Gallery of Nova Scotia	3,710	3,371
Public Archives of Nova Scotia	123	111
Schooner Bluenose Foundation	94	21
Sherbrooke Restoration Commission	2,107	2,762
Vive l’Acadie Community Fund	25	—

	59,572	59,750

Community Services
Department of Community Services	892,240	857,007
Housing Nova Scotia	154,913	147,262

	1,047,153	1,004,269

Economic and Rural Development and Tourism
Department of Economic and Rural Development and Tourism	139,661	117,513
Bioscience Enterprise Centre Incorporated	2	3
Film and Creative Industries Nova Scotia	4,973	6,151
Nova Scotia Business Inc.	43,023	30,301
Nova Scotia Innovation Corporation	11,580	10,397
Nova Scotia Strategic Opportunities Fund Incorporated	9	10
Renova Scotia Bioenergy Inc.	—	2,364
Trade Centre Limited	16,347	15,990
Waterfront Development Corporation Limited	5,207	4,303

	220,802	187,032

Education and Early Childhood Development
Department of Education and Early Childhood Development	314,317	299,155
Annapolis Valley Regional School Board	134,005	129,423
Cape Breton Victoria Regional School Board	152,525	146,786
Chignecto-Central Regional School Board	201,893	194,039
Conseil scolaire acadien provincial	63,179	60,388
Halifax Regional School Board	460,719	439,395
Nova Scotia School Boards Association	658	595
Nova Scotia School Insurance Program	5,812	5,176
South Shore Regional School Board	76,387	73,615
Strait Regional School Board	83,345	80,155
Tri-County Regional School Board	71,108	66,532

	1,563,948	1,495,259

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2015 ($ thousands)

	2015	2014
		(as restated)
Energy
Department of Energy	31,695	30,311
Nova Scotia Market Development Initiative Fund	1,114	1,033
Pengrowth Nova Scotia Energy Scholarship Fund	89	169

	32,898	31,513

Environment
Department of Environment	25,859	24,562
Resource Recovery Fund Board Inc.	48,389	47,627

	74,248	72,189

Finance and Treasury Board
Department of Finance and Treasury Board	12,474	12,400
3052155 Nova Scotia Limited	22	648

	12,496	13,048

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	9,411	9,015
Nova Scotia Sportfish Habitat Fund	379	383

	9,790	9,398

Health and Wellness
Department of Health and Wellness	1,961,008	1,946,478
Annapolis Valley District Health Authority	140,038	136,207
Cape Breton District Health Authority	316,844	311,654
Capital District Health Authority	986,028	942,360
Colchester East Hants Health Authority	97,306	91,452
Cumberland Health Authority	67,562	64,802
Gambling Awareness Foundation of Nova Scotia	81	703
Guysborough Antigonish Strait Health Authority	92,369	87,687
Izaak Walton Killam Health Centre	262,376	251,465
Nova Scotia Health Research Foundation	5,799	5,126
Pictou County Health Authority	87,112	85,627
Provincial Drug Distribution Program	96,065	94,330
South Shore District Health Authority	94,522	91,626
South West Nova District Health Authority	106,045	103,973

	4,313,155	4,213,490

Internal Services
Department of Internal Services	148,942	124,607
Harbourside Commercial Park Inc.	574	745
Nova Scotia Lands Inc.	3,359	1,367

	152,875	126,719

Justice
Department of Justice	293,603	279,550
Law Reform Commission	302	297
Nova Scotia Legal Aid Commission	28,825	22,830

	322,730	302,677

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2015

($ thousands)

	2015	2014
		(as restated)
Labour and Advanced Education
Department of Labour and Advanced Education	189,882	204,325
Nova Scotia Community College	209,441	211,941

	399,323	416,266

Assistance to Universities	370,721	336,749

Municipal Affairs
Department of Municipal Affairs	146,507	180,729
Nova Scotia E911 Cost Recovery Fund	4,804	4,648
Nova Scotia Municipal Finance Corporation	832	844

	152,143	186,221

Natural Resources
Department of Natural Resources	88,300	84,711
Acadia Coal Company Limited Fund	3	—
Coal Research Agreement Fund	—	300
Crown Land Mine Remediation Fund	30	54
Crown Land Silviculture Fund	2,314	—
Habitat Conservation Fund	216	130
Nova Scotia Primary Forest Products Marketing Board	143	136
Off-Highway Vehicle Infrastructure Fund	1,363	1,320
Species-at-risk Conservation Fund	5	73
Sustainable Forestry Fund	200	—

	92,574	86,724

Public Service
Public Service	200,976	200,561
Nova Scotia Utility and Review Board	8,319	9,409
Nova Scotia Coordinate Referencing System Trust Fund	—	61

	209,295	210,031

Seniors
Department of Seniors	1,424	1,813

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	421,332	393,348

Restructuring Costs	138,683	148,721

Pension Valuation Adjustment	78,370	388,160

Refundable Tax Credits	133,980	101,983

Schedule 2 Expenses (continued) For the fiscal year ended March 31, 2015 ($ thousands)

	2015	2014
		(as restated)
Debt Servicing Costs
General Revenue Fund	840,411	826,209
Annapolis Valley District Health Authority	865	802
Annapolis Valley Regional School Board	913	893
Cape Breton District Health Authority	2,194	2,031
Cape Breton Victoria Regional School Board	1,162	1,089
Capital District Health Authority	8,941	8,105
Chignecto-Central Regional School Board	1,572	1,522
Colchester East Hants Health Authority	507	467
Conseil scolaire acadien provincial	423	403
Cumberland Health Authority	399	362
Guysborough Antigonish Strait Health Authority	538	492
Halifax Regional School Board	4,407	4,207
Housing Nova Scotia	16,889	17,963
Izaak Walton Killam Health Centre	2,112	1,936
Nova Scotia Community College	2,204	1,721
Nova Scotia Innovation Corporation	84	81
Nova Scotia Legal Aid Commission	429	408
Nova Scotia Municipal Finance Corporation	158	175
Nova Scotia Strategic Opportunities Fund Incorporated	3,035	3,276
Nova Scotia Utility and Review Board	37	38
Perennia Food and Agriculture Incorporated	33	28
Pictou County Health Authority	502	487
Renova Scotia Bioenergy Inc.	5,000	10,400
Resource Recovery Fund Board Inc.	3	15
Sherbrooke Restoration Commission	47	56
South Shore District Health Authority	615	566
South Shore Regional School Board	396	509
South West Nova District Health Authority	771	740
Strait Regional School Board	667	637
Trade Centre Limited	69	69
Tri-County Regional School Board	469	481
Waterfront Development Corporation Limited	10	21
Waycobah School Assistance Fund	—	6

	895,862	886,195

Total Expenses	10,778,920	10,737,053

Schedule 3

Loans and Investments

As at March 31, 2015

($ thousands)

	Loans and Investments	Provisions	Net 2015	Net 2014
Loans
Agriculture and Rural Credit Act	181,007	9,914	171,093	168,947
Educational & Services Products (NS) Ltd	15	—	15	15
Education - Student Loans Direct Lending	216,203	112,685	103,518	101,453
Fisheries Development Act	111,507	2,854	108,653	107,837
Halifax-Dartmouth Bridge Commission	160,000	—	160,000	—
Nova Scotia Business Inc.	60,436	26,643	33,793	40,136
Housing Nova Scotia	595,016	3,888	591,128	588,835
Nova Scotia Innovation Corporation	6,948	3,800	3,148	2,100
Nova Scotia Jobs Fund Act	502,942	158,106	344,836	255,781
Nova Scotia Market Development
Initiative Fund	2,240	—	2,240	3,360
Nova Scotia Municipal Finance Corporation	809,098	—	809,098	790,252
Nova Scotia Strategic Opportunities
Fund Incorporated	45,083	—	45,083	75,791
Resource Recovery Fund Board Inc.	178	—	178	212
Venture Corporations Act	559	559	—	—
Waterfront Development Corporation Limited	17	—	17	23

Total Loans Receivable	2,691,249	318,449	2,372,800	2,134,742

Investments
Art Gallery of Nova Scotia	2,831	—	2,831	2,831
Capital District Health Authority	59,906	—	59,906	71,418
Gambling Awareness Foundation of Nova Scotia	3,673	—	3,673	3,554
Nova Scotia Business Inc.	49,639	35,647	13,992	29,477
Nova Scotia Community College	7,269	—	7,269	5,701
Nova Scotia Innovation Corporation	33,468	11,886	21,582	16,881
Nova Scotia Jobs Fund Act	30,740	27,741	2,999	7,000
Nova Scotia School Insurance Program	9,166	—	9,166	9,495
Perennia Food and Agriculture Incorporated	1,038	—	1,038	1,343
Public Archives of Nova Scotia	1,038	—	1,038	1,024

Total Investments	198,768	75,274	123,494	148,724

The provisions listed above include $2.7 million (2014 – $5.9 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $8.9 million (2014 – $9.5 million) for the Debt Reduction Assistance Program of the Education Student Loans of which $3.3 million (2014 – $3.5 million) relates to the student loans guaranteed by the Province.

Schedule 4 Unmatured Debt As at March 31, 2015 ($ thousands)

	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt 2015	Net Unmatured Debt 2014
General Revenue Fund	15,925,520	2,675,796	13,249,724	12,792,268
Capital District Health Authority	417	—	417	662
Housing Nova Scotia	176,526	—	176,526	189,623
Nova Scotia Municipal
Finance Corporation	7,168	—	7,168	7,959
Nova Scotia Power
Finance Corporation	730,490	730,490	—	—
Waterfront Development
Corporation Limited	405	—	405	885

Total Unmatured Debt	16,840,526	3,406,286	13,434,240	12,991,397

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 13.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s governmental units, as well as the unmatured debt of the General Revenue Fund. Current and long-term debt of the government business enterprises is reflected in the Province’s Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2015, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,675.8 million (2014 – $2,531.1 million). These funds were comprised of $2,510.6 million in Sinking Funds and $165.2 million in Public Debt Management Funds. The total market value of both funds was $3,028.1 million at year-end. During the year, contributions were $29.8 million, total earnings were $103.9 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts as at March 31, 2015 was $46.3 million (2014 – $39.2 million) and is included as part of the value of the sinking funds.

Schedule 4

Unmatured Debt (continued)

As at March 31, 2015

($ thousands)

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 2.1 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. The Province held a carrying value of $559.2 million (2014 - $559.2 million) of its own debentures in Sinking Funds and Public Debt Management Funds as active investments at March 31, 2015.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, Federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Consolidated Statement of Financial Position.

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2016	1,013,207	30,318	26,309	1,069,834
2017	1,041,199	32,492	26,309	1,100,000
2018	446,161	34,748	26,309	507,218
2019	1,242,924	34,028	24,048	1,301,000
2020	1,957,619	27,110	17,899	2,002,628
2021 and thereafter	7,388,800	36,844	27,916	7,453,560

	13,089,910	195,540	148,790	13,434,240

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $856.2 million (2014 - $827.2 million) in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedule 5 Gross Unmatured Debt As at March 31, 2015 ($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates
Debentures
General Revenue Fund
General Revenue Fund (CDN$)		15,636,730	2015 to 2062	1.60 % to 11.75%
General Revenue Fund (US$)	0.7885	—	2015 to 2022	2.38% to 9.50%
General Revenue Fund (UK£)	0.5310	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		7,168	2015 to 2032	1.00% to 2.62%
Nova Scotia Power Finance Corporation (CDN$)		350,000	2020 to 2031	10.25 % to 11.00%
Nova Scotia Power Finance Corporation (US$)	0.7885	380,490	2021	9.40%

Total Debentures		16,374,388

Loans
General Revenue Fund - Other Debt		93,667	2015 to 2019	0.72% to 3.36%
Housing Nova Scotia		176,526	2015 to 2035	1.53% to 10.50%
Waterfront Development Corporation Limited		405	Demand loan	—

Total Loans		270,598

Capital Leases
General Revenue Fund		195,123	2018 to 2026	6.04% to 7.25%
Capital District Health Authority		417	2016 to 2017	6.19% to 6.29%

Total Capital Leases		195,540

Gross Unmatured Debt		16,840,526

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedule 6

Government Business Enterprises

As at March 31, 2015

($ thousands)

	2015						2014
	Halifax- Dartmouth Bridge Commission	Highway 104 Western Alignment Corporation	Nova Scotia Liquor Corporation	Nova Scotia Provincial Lotteries and Casino Corporation	QEII Health Sciences Centre Auxiliary	Total	Total
Cash	13,632	727	16,815	20,884	2,156	54,214	46,596
Accounts Receivable	1,562	771	2,031	39,613	383	44,360	37,106
Inventory	—	11	47,635	1,979	328	49,953	50,286
Investments	139,846	44,694	—	1	—	184,541	50,215
Tangible Capital Assets	124,136	32,913	44,150	89,157	1,352	291,708	276,992
Other Assets	183	498	4,242	11,457	3	16,383	19,941

Total Assets	279,359	79,614	114,873	163,091	4,222	641,159	481,136

Accounts Payable	7,556	5,782	41,118	108,463	3,715	166,634	152,710
Unmatured Debt	181,551	41,598	—	38,126	—	261,275	131,332
Other Liabilities	6,242	6,382	31,519	10,344	176	54,663	55,654

Total Liabilities	195,349	53,762	72,637	156,933	3,891	482,572	339,696

Equity	84,010	25,852	42,236	6,158	331	158,587	141,440
Total Liabilities and Equity	279,359	79,614	114,873	163,091	4,222	641,159	481,136

Total Revenue	31,886	22,390	595,943	400,991	9,048	1,060,258	1,069,157
Debt Servicing	1,716	4,381	1,155	1,079	—	8,331	12,254
Other Expenses	21,137	13,895	366,802	289,879	8,819	700,532	705,646

Total Expenses	22,853	18,276	367,957	290,958	8,819	708,863	717,900

Net Income	9,033	4,114	227,986	110,033	229	351,395	351,257

Schedule 6 Government Business Enterprises (continued) As at March 31, 2015

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

Beginning in the spring of 2015, HDBC embarked on a significant and necessary project known as “The Big Lift”. This involves replacing the road deck, floor beams, stiffening trusses, and suspender ropes on the suspended spans of the Angus L. Macdonald Bridge. When the project is complete, a significant amount of the bridge infrastructure will be new. This will help to extend the life of the bridge and reduce future maintenance.

Long-Term Loan Agreements with the Province

2007 Loan Agreement – On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million plus interest, with a final principal repayment of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date. At March 31, 2015, HDBC had a balance of $21.6 million (2014 – $42.0 million) repayable on the loan, of which $3.0 million is due within a year. HDBC made a $17.4 million prepayment of the principal on October 22, 2014, which was applied against the final payment on maturity due in 2019.

Interest is payable semi-annually on June 4th and December 4th of each year. The average interest rate over the life of the loan is 5.19 per cent. Interest expense on the long-term debt for the current year was $1.7 million (2014 – $2.3 million), of which $356.0 thousand (2014 – $694.0 thousand) was payable at year-end.

2015 Loan Agreement – On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge. This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.80 per cent. Capitalized interest on the loan for the current year was $636.0 thousand (2014 – $nil), of which $636.0 thousand (2014 – $nil) was payable at year-end.

Restricted Reserve Funds

The 2007 and 2015 Loan Agreements require that HDBC maintain three reserve funds: an Operating, Maintenance & Administrative Fund (OM Fund), Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $6.5 million (2014 – $15.9 million) and were invested in GICs with rates between 1.00 and 1.05 per cent as well as various bankers’ acceptances with rates between 0.84 and 1.20 per cent. Interest income on restricted assets for the year totaled $201.0 thousand (2014 – $263.0 thousand).

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2015

Halifax-Dartmouth Bridge Commission (continued)

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 Loan not yet expended on the Macdonald Bridge suspended span replacement. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia. The promissory notes mature monthly, through September 2017, in various amounts to enable HDBC to make payments to third parties within the following 30 days in respect of capital improvements to the Macdonald Bridge.

Line of Credit Agreement with the Province

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit. During the year, HDBC drew and repaid $16.2 million on this facility. At year-end, HDBC had no advances outstanding against this line of credit (2014 – $nil) and no accrued interest for the year (2014 – $nil).

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. The forecasted repayment date of all costs and liabilities relating to H104 is in 2019.

Related Party Transactions

At March 31, 2015, H104 had a receivable from the Province in the amount of $600.3 thousand (2014 – $637.3 thousand). Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, they increase enforcement costs by $60.0 thousand (2014 – $60.0 thousand), maintenance services by $1.2 million (2014 – $1.2 million), inventory by $21.7 thousand (2014 – $25.8 thousand), and property, plant and equipment by $286.7 thousand (2014 – $254.0 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Schedule 6 Government Business Enterprises (continued) As at March 31, 2015

Highway 104 Western Alignment Corporation (continued)

The capital, major maintenance, and debt service restricted reserve accounts, which have been established in accordance with the Omnibus Agreement, totaled $44.7 million (2014 – $34.3 million) at year-end. They are comprised of investments that are recorded at fair value and include accrued interest of $21.1 thousand (2014 – $67.8 thousand), have a weighted average term of 5.6 (2014 – 6.9) months to maturity, and a weighted average interest rate of 0.92 per cent (2014 – 1.16 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five year increments. The annual fee was $1.2 million for the current fiscal year (2014 – $1.2 million). During the year, H104 incurred management fees of $251.9 thousand (2014 – $226.8 thousand) from the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $39.4 million (2014 – $41.6 million) of long-term debt and $2.2 million (2014 – $2.0 million) of debt maturing within one year. Interest expense on the long-term debt was $4.4 million (2014 – $7.5 million) for the year.

Minimum principal repayments for the next five years are as follows:

2016 – $2.2 million,

2017 – $2.4 million,

2018 – $2.7 million,

2019 – $3.0 million,

2020 – $3.3 million.

As security, H104 has provided an assignment of all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC operates retail sales locations across the province.

Obligations under Finance Lease

At year-end, NSLC had long-term obligations under finance lease of $nil (2014 – $1.0 thousand) and current obligations under finance lease of $nil (2014 – $19.0 thousand). Interest expense on the finance lease obligations was $nil (2014 – $2.0 thousand) for the year.

Related Party Transactions

In 2015, remittances to the Minister of Finance and Treasury Board totaled $228.0 million (2014 – $226.0 million). All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $42.2 million (2014 – $44.4 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2015

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSPLCC had a payable to the Province in the amount of $91.8 million (2014 – $84.8 million) at year-end. In addition to the net income of $110.0 million (2014 – $109.0 million), NSPLCC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $13.5 million in the current year (2014 – $14.3 million).

Capital Lease Arrangements

NSPLCC had long-term commitments for minimum lease payments relating to non-cancellable capital leases of $0.2 million (2014 – $0.3 million) and current portion of long-term leases of $0.1 million (2014 – $0.3 million). Interest expense related to software under capital lease was $13.0 thousand (2014 – $36.0 thousand) for the year.

The aggregate payment of long-term leases payable for the next five years are as follows:

2016 – $0.1 million,

2017 – $0.1 million,

2018 – $33.0 thousand,

2019 – $nil,

2020 – $nil.

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to three provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia), Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and Department of Health and Wellness (in support of Sport Nova Scotia). In 2015, these payments totaled $0.2 million (2014 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2015 (2014 – $3.0 million) to fund problem gambling treatment and $0.5 million (2014 – $nil) to fund youth gambling prevention.

Gambling Awareness Foundation Contribution

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute one per cent of their VL commission to the Gambling Awareness Foundation of Nova Scotia. NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2015, NSPLCC had a payable to the Gambling Awareness Foundation in the amount of $40.0 thousand (2014 – $35.0 thousand).

Harness Racing Fund Contribution

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2015, the contribution was $1.0 million (2014 – $1.0 million).

Schedule 6 Government Business Enterprises (continued) As at March 31, 2015

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Due to Atlantic Gaming Equipment

At March 31, 2015, the amount due to Atlantic Gaming Equipment Limited was $38.1 million (2014 – $45.8 million), of which $8.1 million (2014 – $9.2 million) was classified as current. This liability represents a portion of Atlantic Lottery Corporation Inc.’s (ALC) debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before December 2019.

The debt is based on variable interest rates ranging from 1.61 to 2.58 per cent. The aggregate maturity of long-term debt for the next five years is approximately as follows: 2016 – $27.3 million, 2017 – $4.7 million, 2018 – $4.8 million, 2019 – $4.9 million, 2020 – $3.8 million. Included in interest expense is $1.1 million (2014 – $1.1 million) relating to long-term debt.

Safe Gaming System Inc.

NSPLCC has been made aware of a statement of claim filed by Safe Gaming System Inc. alleging a patent infringement related to its responsible gaming device known as the My-Play System. The claim is at an early stage and is being contested by NSPLCC. Since the outcome is undeterminable at this time, no amounts have been accrued in NSPLCC’s financial statements.

Disputed HST Assessments

Included in accounts receivable at March 31, 2015 is $38.2 million (2014 – $31.6 million) that was paid to Canada Revenue Agency, on a without prejudice basis, for an assessment of HST in respect to the operation of certain video lottery terminals. NSPLCC is contesting this matter and since the outcome is undeterminable at this time, no amounts related to this contingency have been recorded in NSPLCC’s financial statements.

Queen Elizabeth II Health Sciences Centre Auxiliary

The Queen Elizabeth II Health Sciences Centre Auxiliary, operating as Partners for Care, is a volunteer based non-profit, charitable organization. The primary objective of Partners for Care is to generate revenue for Capital District Health Authority (CDHA) through parking and retail services, rental activities, and other special projects that generally take place within the hospital premises. Partners for Care was identified and consolidated as a government business enterprise by CDHA.

Payable to Capital District Health Authority

At March 31, 2015, Partners for Care had a payable to CDHA in the amount of $3.0 million (2014 – $4.0 million).

Transfers to Capital District Health Authority

Transfers to CDHA totaled $4.8 million in 2015 (2013 – $4.8 million).

Schedule 7

Tangible Capital Assets

As at March 31, 2015

($ thousands)

	2015						2014
							(as restated)
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
Costs
Opening Costs	965,999	4,805,461	1,492,425	164,798	2,622,000	10,050,683	9,522,617
Transfers	—	(255)	425	—	(41)	129	(257)
Additions	18,814	176,090	105,836	23,890	217,607	542,237	546,050
Disposals	(372)	(8,461)	(17,589)	(7,499)	—	(33,921)	(17,727)

Closing Costs	984,441	4,972,835	1,581,097	181,189	2,839,566	10,559,128	10,050,683

Accumulated Amortization
Opening Accumulated
Amortization	—	(2,066,467)	(1,110,714)	(101,371)	(1,208,230)	(4,486,782)	(4,104,546)
Transfers	—	(127)	—	—	—	(127)	57
Disposals	—	4,259	13,421	7,344	—	25,024	15,463
Amortization Expense	—	(150,546)	(90,911)	(13,114)	(156,066)	(410,637)	(397,756)
Closing Accumulated Amortization	—	(2,212,881)	(1,188,204)	(107,141)	(1,364,296)	(4,872,522)	(4,486,782)

Net Book Value	984,441	2,759,954	392,893	74,048	1,475,270	5,686,606	5,563,901

Opening Balance	965,999	2,738,994	381,711	63,427	1,413,770	5,563,901	5,418,071
Closing Balance	984,441	2,759,954	392,893	74,048	1,475,270	5,686,606	5,563,901
Increase in Net Book Value	18,442	20,960	11,182	10,621	61,500	122,705	145,830

Schedule 7 Tangible Capital Assets (continued) As at March 31, 2015

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 - 30 per cent
Machinery, Computers and Equipment	15 - 50 per cent
Vehicles and Ferries	15 - 35 per cent
Roads, Bridges and Highways	5 - 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	3 - 60 years
Machinery, Computers and Equipment	2 - 60 years
Vehicles and Ferries	3 - 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the straight-line method. The net book value of these assets is $313.1 million (2014 – $327.3 million).

Included in the closing costs of the various classes as at March 31, 2015 are costs for assets under construction, which have not yet been amortized. These costs relate to buildings and land improvements of $95.8 million, machinery, computers and equipment of $44.3 million, vehicles and ferries of $28.4 million, and roads, bridges and highways of $128.4 million.

Capital leases are included in the various classes as at March 31, 2015 as follows: buildings and land improvements – cost of $452.6 million, accumulated amortization of $328.1 million; machinery, computers and equipment – cost of $41.5 million, accumulated amortization of $40.8 million; and vehicles and ferries – cost of $22.7 million, accumulated amortization of $13.4 million.

Schedule 8

Direct Guarantees

As at March 31, 2015

($ thousands)

	Authorized 2015	Utilized 2015	Utilized 2014
Bank Loans
Department of Labour and Advanced Education Student Loan Program	3,533	3,533	6,148
Nova Scotia Business Inc.	1,500	625	—
Nova Scotia Jobs Fund Act	88,800	52,907	55,499

Total Bank Loan Guarantees	93,833	57,065	61,647

Mortgages
Housing Nova Scotia Act	7,983	7,983	8,394
Housing Nova Scotia Act - CMHC Indemnities	58,959	58,959	68,561
Provincial Finance Act	3	3	3

Total Mortgage Guarantees	66,945	66,945	76,958

Total Direct Guarantees	160,778	124,010	138,605

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education Student Loan Program		(102)	(771)
Housing Nova Scotia Act		(5,682)	(5,695)
Nova Scotia Business Inc.		(149)	—
Nova Scotia Jobs Fund Act		(2,675)	(5,906)

		(8,608)	(12,372)

Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education Student Loan Program		(3,300)	(3,548)

Net Direct Guarantees		112,102	122,685

(Not provided for in these Consolidated Financial Statements)

Schedule 9 Segment Reporting For the fiscal year ended March 31, 2015

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2015 and 2014 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2015

($ thousands)

	Health		Education		Infrastructure & Public Works		Social Services
	2015	2014	2015	2014	2015	2014	2015	2014
		(as restated)		(as restated)		(as restated)		(as restated)
Revenue
Provincial Sources
Tax Revenue	206,255	217,229	—	—	248,274	246,800	—	—
Other Provincial Revenue	446,206	437,203	447,510	437,409	21,812	13,928	112,024	105,270
Net Income from GBEs	229	95	—	—	13,147	13,925	—	—
Investment Income	6,426	2,266	8,345	5,467	—	—	26,993	27,122
Federal Sources	907,661	893,858	263,773	278,511	23,807	23,794	275,005	265,196

Total Revenue	1,566,777	1,550,651	719,628	721,387	307,040	298,447	414,022	397,588

Expenses
Grants and Subsidies	1,766,935	1,705,690	595,930	589,837	235	405	767,008	741,544
Salaries and Employee Benefits	1,717,055	1,675,876	1,331,693	1,260,317	122,080	117,599	172,510	163,332
Operating Goods and Services	773,666	762,190	331,695	330,089	102,159	88,029	121,680	112,371
Professional Services	84,609	85,401	24,203	30,415	15,815	12,268	3,556	3,477
Amortization	101,986	97,063	82,988	78,873	181,416	176,257	21,476	20,500
Debt Servicing Costs	18,386	17,014	12,213	11,463	—	—	42,727	43,833
Other	—	—	—	—	—	—	—	—

Total Expenses	4,462,637	4,343,234	2,378,722	2,300,994	421,705	394,558	1,128,957	1,085,057

Segment Result	(2,895,860)	(2,792,583)	(1,659,094)	(1,579,607)	(114,665)	(96,111)	(714,935)	(687,469)

Schedule 9 Segment Reporting For the fiscal year ended March 31, 2015 ($ thousands)

	Natural Resources & Economic Development			Other Government			Inter- Segment Eliminations		Total
	2015	2014		2015	2014		2015	2014	2015	2014
Revenue		(as restated	)		(as restated	)		(as restated )		(as restated	)
Provincial Sources
Tax Revenue	331	334		4,788,078	4,327,424		—	—	5,242,938	4,791,787
Other Provincial Revenue	191,409	29,588		388,234	418,125		(143,894)	(118,544)	1,463,301	1,322,979
Net Income from GBEs	—	—		338,019	337,237		—	—	351,395	351,257
Investment Income	7,170	14,672		181,919	185,787		(33,183)	(33,190)	197,670	202,124
Federal Sources	87,430	103,397		1,822,247	1,827,299		—	—	3,379,923	3,392,055
Total Revenue	286,340	147,991		7,518,497	7,095,872		(177,077)	(151,734)	10,635,227	10,060,202

Expenses
Grants and Subsidies	182,061	151,302		380,286	371,204		(58,540)	(45,997)	3,633,915	3,513,985
Salaries and Employee Benefits	139,772	135,309		439,866	760,909		(45,284)	(39,314)	3,877,692	4,074,028
Operating Goods and Services	167,912	148,984		164,628	136,134		(5,071)	(5,197)	1,656,669	1,572,600
Professional Services	17,493	16,106		156,169	141,812		(699)	(599)	301,146	288,880
Amortization	6,374	6,407		16,397	18,656		—	—	410,637	397,756
Debt Servicing Costs	10,695	16,468		874,500	857,995		(62,659)	(60,578)	895,862	886,195
Other	7,823	3,658		—	—		(4,824)	(49)	2,999	3,609
Total Expenses	532,130	478,234		2,031,846	2,286,710		(177,077)	(151,734)	10,778,920	10,737,053

Segment Result	(245,790)	(330,243)		5,486,651	4,809,162		—	—	(143,693)	(676,851)

Schedule 10

Government Reporting Entity

As at March 31, 2015

The General Revenue Fund is comprised of the Province’s departments and public service units, special operating agencies, and special purpose funds, which are consolidated with the governmental units, government business enterprises, and a proportionate share of government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Communities, Culture and Heritage	Nova Scotia Tourism Agency
Community Services	Sydney Tar Ponds Agency
Economic and Rural Development and Tourism
Invest Nova Scotia Fund	Special Purpose Funds
Nova Scotia Jobs Fund	(Consolidation Method)
Education and Early Childhood Development
Energy	Acadia Coal Company Limited Fund
Environment	CorFor Capital Repairs and Replacements Fund
Finance and Treasury Board	Crown Land Mine Remediation Fund
Muggah Creek Remediation Fund	Crown Land Silviculture Fund
Public Debt Management Fund	Democracy 250 (inactive)
SYSCO Decommissioning Fund	Gaming Addiction Treatment Trust Fund
Fisheries and Aquaculture	Habitat Conservation Fund
Health and Wellness	Nova Scotia Coordinate Referencing System Trust Fund
Internal Services	Nova Scotia E911 Cost Recovery Fund
Justice	Nova Scotia Environmental Trust
Labour and Advanced Education	Nova Scotia Government Acadian Bursary Program Fund
Municipal Affairs	Nova Scotia Harness Racing Fund
Natural Resources	Nova Scotia Market Development Initiative Fund
Public Service	Nova Scotia Nominee Program Fund
Aboriginal Affairs	Nova Scotia Sportfish Habitat Fund
Communications Nova Scotia	Off-Highway Vehicle Infrastructure Fund
Elections Nova Scotia	P3 Schools Capital and Technology Refresh Fund (1)
Executive Council	Pengrowth Nova Scotia Energy Scholarship Fund
FOIPOP Review Office	Scotia Learning Technology Refresh Fund
Government Contributions to Benefit Plans	Select Nova Scotia Fund
Human Rights Commission	Species-at-risk Conservation Fund
Intergovernmental Affairs	Sustainable Forestry Fund
Legislative Services	Vive l’Acadie Community Fund
Nova Scotia Police Complaints Commissioner
Nova Scotia Securities Commission	Governmental Units
Office of Immigration	(Consolidation Method)
Office of Service Nova Scotia
Office of the Auditor General	Annapolis Valley District Health Authority
Office of the Ombudsman	Annapolis Valley Regional School Board
Public Prosecution Service	Art Gallery of Nova Scotia
Public Service Commission	Arts Nova Scotia
Seniors	Bioscience Enterprise Centre Incorporated (inactive)
Transportation and Infrastructure Renewal	Cape Breton District Health Authority
Cape Breton Victoria Regional School Board
Capital District Health Authority

Schedule 10 Government Reporting Entity (continued) As at March 31, 2015

Governmental Units (continued)
(Consolidation Method)

Check Inns Limited (inactive)	Nova Scotia Utility and Review Board
Chignecto-Central Regional School Board	Perennia Food and Agriculture Incorporated
Colchester East Hants Health Authority	Pictou County Health Authority
Conseil scolaire acadien provincial	Provincial Drug Distribution Program
Creative Nova Scotia Leadership Council	Public Archives of Nova Scotia
Cumberland Health Authority	Renova Scotia Bioenergy Inc.
Film and Creative Industries Nova Scotia	Resource Recovery Fund Board Inc.
Gambling Awareness Foundation of Nova Scotia	Rockingham Terminal Incorporated (inactive)
Guysborough Antigonish Strait Health Authority	Schooner Bluenose Foundation
Halifax Regional School Board	Sherbrooke Restoration Commission
Harbourside Commercial Park Inc.	South Shore District Health Authority
Sydney Utilities Limited	South Shore Regional School Board
Housing Nova Scotia	South West Nova District Health Authority
Cape Breton Island Housing Authority	Strait Regional School Board
Cobequid Housing Authority	Sydney Environmental Resources Limited (inactive)
Eastern Mainland Housing Authority	Sydney Steel Corporation
Metropolitan Regional Housing Authority	Trade Centre Limited
Western Regional Housing Authority	Tri-County Regional School Board
Invest Nova Scotia Board	Upper Clements Family Theme Park Limited (inactive)
Izaak Walton Killam Health Centre	Waterfront Development Corporation Limited
Law Reform Commission	3104102 Nova Scotia Limited
Nova Scotia Arts Council (inactive)	3052155 Nova Scotia Limited
Nova Scotia Business Inc.
Nova Scotia Community College	Government Business Enterprises
Nova Scotia Community College Foundation	(Modified Equity Method)
Nova Scotia Crop and Livestock Insurance
Commission	Halifax-Dartmouth Bridge Commission
Nova Scotia Farm Loan Board	Highway 104 Western Alignment Corporation
Nova Scotia Fisheries and Aquaculture Loan Board	Nova Scotia Liquor Corporation
Nova Scotia Health Research Foundation	Nova Scotia Provincial Lotteries and Casino Corporation
Nova Scotia Innovation Corporation	Atlantic Lottery Corporation (25% ownership)
1402998 Nova Scotia Limited	Interprovincial Lottery Corporation (10% ownership)
3087532 Nova Scotia Limited	Nova Scotia Gaming Equipment Limited
Nova Scotia Lands Inc.	Queen Elizabeth II Health Sciences Centre Auxiliary
Nova Scotia Legal Aid Commission
Nova Scotia Municipal Finance Corporation	Government Partnership Arrangements
Nova Scotia Power Finance Corporation	(Proportionate Consolidation Method)
Nova Scotia Primary Forest Products Marketing
Board	Atlantic Provinces Special Education Authority
Nova Scotia School Boards Association (2)	(approximately 55% share)
Nova Scotia School Insurance Exchange (3)	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia School Insurance Program	(50% share)
Association (3)	Canadian Sports Centre Atlantic
Nova Scotia Strategic Opportunities Fund	(approximately 14% share)
Incorporated	Council of Atlantic Premiers
(approximately 46% share)

(1)	– Includes all refresh funds related to P3 schools.

(2)	– Entity is a partnership controlled by the eight school boards.

(3)	– Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.